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                                                                   Exhibit 12.1

                          TRIQUINT SEMICONDUCTOR, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows (dollars in thousands):

------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
                                                                                                         Three Months Ended
                                                         1995      1996      1997      1998(1)    1999      March 31, 2000
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
EARNINGS:
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
    Income before provision for income taxes             $3,145    $6,518    $7,750   $(3,861)  $29,372     $17,310
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
    Add: fixed charges, net of capitalized interest         541     1,027     4,181     7,680     7,656       3,345
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
                                                          3,686     7,545    11,131     3,819    37,028      20,705
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
Fixed Charges:
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
    Interest expense                                        529     1,015     1,463     1,454     1,062       1,756
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
    Interest portion of rental expense                       12        12     2,718     4,948     5,575       1,639
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
                                                            541     1,027     4,181     7,680     7,656       3,395
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------
Ratio of Earnings to Fixed Charges                        6.81x     7.35x     2.85x        NM     5.43x         6.08
------------------------------------------------------ --------- --------- --------- --------- --------- ------------------


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 (1) In 1998, earnings were insufficient to cover fixed charges by $3.9 million.